Exhibit 10.5
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                         Loan Agreement

                             between

       Mettler-Toledo AG, Im Langacher, CH-8606 Greifensee

                (hereinafter referred to as "MT")

and

       Robert F. Spoerry, Wengirain 42, CH-8702 Herrliberg

           (hereinafter referred to as "R.  Spoerry")



ART. I

1.1  MT grants a loan to R. Spoerry in the amount of CHF
     1,000,000 (one million Swiss Francs) for the purchase of equity of MT Investors Inc. (the "Loan").

1.2 The Loan will be made available by MT to R. Spoerry immediately upon his written request.

ART. 2

2.1 MT shall be entitled to request the repayment of the Loan at any time after the expiration of 7 calendar years after the date of this agreement ("Lifetime"). Such request shall be made in writing not less than 90 days before the date of repayment.

2.2 R. Spoerry shall have the right to fully or partly repay the Loan at any time.

ART. 3

3.1  The Loan shall be interest bearing at a rate of 5% p.a.
     ("Interest Rate").

3.2 Interest shall be payable semi-annually (per June 30 and December 31 of each calendar year) on the pro rata amount of the outstanding Loan.

3.3 The first interest period shall be not earlier than the date of the "Closing" as defined in the purchase agreement between AEA and Ciba-Geigy and shall end at December 31, 1996.

ART. 4

4.1 This Loan Agreement shall be an appendix to and an integral part of the Employment Agreement between R. Spoerry and MT.

ART. 5

5.1 This Loan Agreement shall be governed and interpreted exclusively by and according to Swiss law.

5.2  Place of jurisdiction for any dispute arising from this Loan
     Agreement shall be Greifensee, Zurich.


Greifensee, October 7, 1996


Robert F. Spoerry   Mettler-Toledo AG


/s/ Robert F. Spoerry    /s/ Fred Ort   /s/ Peter Burker
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